Exhibit 99.1

Thoma Bravo Completes Imperva Acquisition

REDWOOD SHORES, Calif.—(BUSINESS WIRE)— January 10, 2019 — Imperva, Inc. a cybersecurity leader that delivers best-in-class solutions to protect data and applications on-premises, in the cloud, and across hybrid environments, today announced the completion of its acquisition by Thoma Bravo, LLC, a leading private equity investment firm. This acquisition was announced on October 10, 2018, received approval from Imperva’s shareholders on January 8, 2019, and closed effective today.

Under the terms of the transaction, Imperva’s stockholders received $55.75 per share in cash. As a result of the completion of the acquisition, Imperva’s common stock was removed from listing on the Nasdaq Global Market, with trading in Imperva’s shares halted before the opening of the market today.

“This is a new chapter for Imperva, and we look forward to our partnership with Thoma Bravo,” said Chris Hylen, president and CEO of Imperva. “Thoma Bravo brings a high caliber of strategic expertise and recognizes the value that Imperva delivers in helping customers protect their data and applications wherever they reside — in data centers, in the cloud or both. We couldn’t ask for a better strategic and cultural partner to take us to the next level of growth.”

“Imperva is a recognized cybersecurity leader, and we’re extremely impressed with their management team and the work they have done to position the company for success,” said Seth Boro, a managing partner at Thoma Bravo. “We look forward to partnering with them to further accelerate the business and create even greater value for Imperva employees, customers and partners worldwide. Together, we look forward to building the market leading data and application security company.”

Qatalyst Partners acted as financial advisor to Imperva and Fenwick & West LLP served as Imperva’s legal advisor. Kirkland & Ellis LLP served as legal advisor to Thoma Bravo.

About Imperva

Imperva is a leading cybersecurity company that delivers best-in-class solutions to protect data and applications - wherever they reside - on-premises, in the cloud, and across hybrid environments. The company’s Incapsula, SecureSphere, and CounterBreach product lines help organizations protect websites, applications, APIs, and databases from cyberattacks while ensuring compliance. Imperva innovates using data, analytics, and insights from our experts and our community to deliver simple, effective and enduring solutions that protect our customers from cybercriminals. Learn more at www.imperva.com, our blog, or Twitter.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $30 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. Representative past and present portfolio companies include industry leaders such as ABC Financial, Blue Coat Systems, Deltek, Digital Insight, Frontline Education, Global Healthcare Exchange, Hyland Software, Imprivata, iPipeline, PowerPlan, Qlik, Riverbed, SailPoint, SolarWinds, SonicWall, Sparta Systems and TravelClick. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.